UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 10, 2012

NBT BANCORP INC.

(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-14703 (Commission file number)	16-126874 (I.R.S. Employer Identification No.)

52 SOUTH BROAD STREET, NORWICH, NEW YORK 13815
(Address of principal executive offices)                 (Zip Code)

(607) 337-2265
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(B) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events

Hampshire First Shareholder Vote

At a Special Meeting of Shareholders of Hampshire First Bank (“Hampshire First”) held on April 10, 2012  (the “Special Meeting”), Hampshire First shareholders approved the merger of Hampshire First with and into NBT Bank, N.A. (“NBT Bank”), the wholly owned subsidiary of NBT Bancorp Inc. (“NBT Bancorp”) pursuant to an Agreement and Plan of Merger dated as of November 16, 2011 by and between Hampshire First, NBT Bancorp and NBT Bank. Of the 2,783,167 shares of Hampshire First common stock entitled to be cast at the meeting, based upon the number of shares outstanding as of the February 24, 2012 record date, 76.9% of those shares were voted in favor of the merger. Hampshire First shareholders cast votes as follows:

For	Against	Abstain

2,140,490	1,000	0

Merger Consideration Election

Subject to receipt of final regulatory approvals, the merger is scheduled to close on June 8, 2012.  Hampshire First shareholders may elect to receive, in exchange for each of their shares of Hampshire First common stock, either: (i) $15.00 in cash, (ii) all NBT Bancorp common stock, or (iii) a mixture of shares of NBT Bancorp common stock for 65% of the shares of Hampshire First common stock owned, and cash for 35% of the shares of Hampshire First common stock owned, as described in the Merger Agreement.  On or about April 12, 2012, NBT Bancorp and Hampshire First will mail a Letter of Election and Transmittal (“Election Materials”) to holders of Hampshire First common stock, as of the February 24, 2012 record date, in order to allow the shareholders to elect the form of consideration they wish to receive in exchange for their Hampshire First shares. A properly completed and executed copy of the Election Materials must be delivered to NBT Bank, N.A., as transfer agent, no later than 5:00 p.m., Eastern Time, on May 24, 2012.   Hampshire First shareholders who do not make a valid election, or do not properly submit their Hampshire First stock certificates, prior to the May 24, 2012 deadline, will be automatically deemed to have made an election to receive a mixture of shares of NBT Bancorp common stock for 65% of the shares of Hampshire First common stock owned, and cash for 35% of the shares of Hampshire First common stock owned.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NBT BANCORP INC.

April 12, 2012	By:	/s/ Michael J. Chewens
Michael J. Chewens
Senior Executive Vice President and Chief Financial Officer